                                               Filed pursuant to Rule 424(B)(5)
                                                         SEC File No. 333-82909

           Prospectus Supplement to Prospectus dated August 5, 1999.

                              (Pounds)500,000,000

                                   WAL*MART

                             5.75% Notes Due 2030

                               ----------------

   Wal-Mart Stores, Inc. will pay interest on the notes on June 19 and December 19 of each year, beginning on June 19, 2001.

   The notes will mature on December 19, 2030. The notes will be issued only in denominations of (Pounds)1,000, (Pounds)10,000 and (Pounds)100,000 and integral multiples of (Pounds)1,000 in excess of those denominations.

   We may, at our option, redeem the notes at any time after December 19, 2003 at the price specified under "Description of the Notes--Optional Redemption." In addition, we may, at our option, redeem the notes upon the occurrence of certain events relating to United States taxation as described under "Description of the Notes--Redemption Upon Tax Event."

   Application has been made to list the notes on the Luxembourg Stock
Exchange.

                               ----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                                                  Per Note        Total
                                                  --------        -----
Initial public offering price....................  99.321% (Pounds)496,605,000
Underwriting discount............................   0.625% (Pounds)  3,125,000
Proceeds, before expenses, to Wal-Mart Stores,
 Inc.............................................  98.696% (Pounds)493,480,000

                               ----------------

   We expect to deliver the notes in book-entry form through the facilities of Clearstream, Luxembourg and Euroclear on or about December 19, 2000.

   Sole Bookrunner and Joint Lead Manager          Joint Lead Manager
       Goldman Sachs International                   Deutsche Bank

          Goldman, Sachs & Co.                  Deutsche Banc Alex. Brown

                               ----------------

                 Prospectus Supplement dated December 5, 2000.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the attached prospectus, you should rely on this prospectus supplement.

      Wal-Mart Stores, Inc. accepts responsibility for the information contained in this prospectus supplement and the attached prospectus. This prospectus supplement and the attached prospectus may only be used in connection with the offering of the notes.

      The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss however arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the attached prospectus.

      The distribution of this prospectus supplement and the attached prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the attached prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the attached prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See "Underwriting" in this prospectus supplement.

      In connection with this offering, Goldman Sachs International, on behalf of the underwriters, may over-allot or effect transactions which stabilize or maintain the market price of the notes at a level which might not otherwise prevail. Any stabilizing, if commenced, may be discontinued at any time. These transactions are to be carried out in accordance with applicable laws and regulations.

                             AVAILABLE INFORMATION

      In accordance with the rules of the U.S. Securities and Exchange Commission, we have incorporated by reference in the attached prospectus our periodic reports that we filed with the SEC after August 5, 1999, as well as specified information contained in our annual report to our shareholders for the fiscal year ended January 31, 2000 and our proxy statement relating to the annual meeting of our shareholders held on June 2, 2000. These periodic reports include, without limitation, our Annual Report on Form 10-K for the fiscal year ended January 31, 2000 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2000, July 31, 2000 and October 31, 2000.

      This prospectus supplement and the attached prospectus, including the documents incorporated by reference, will be available free of charge at the office of Kredietbank S.A. Luxembourgeoise, 43, Boulevard Royal, L-2955 Luxembourg. See "Listing and General Information" in this prospectus supplement and "Where You Can Find More Information" in the attached prospectus.

                             WAL-MART STORES, INC.

      We are the world's largest retailer as measured by total net sales for fiscal 2000. We had total net sales of approximately $165 billion in fiscal 2000, over 85% of which was generated in the United States. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

    . Wal-Mart stores, which include our discount stores, Supercenters and Neighborhood Markets in the United States;

    . SAM'S Clubs, which include our warehouse membership clubs in the United States; and

    . the international segment of our business.

      We currently operate in all 50 states of the United States, Puerto Rico, Argentina, Brazil, Canada, Germany, Korea, Mexico and the United Kingdom, and in China under joint venture agreements. In addition, through our subsidiary, McLane Company, Inc., we provide products and distribution services to retail industry and institutional food service customers. At November 30, 2000, we operated in the United States:

    . 1,722 Wal-Mart stores;

    . 868 Supercenters;

    . 15 Neighborhood Markets; and

    . 472 SAM'S Clubs.

      As of November 30, 2000, we also operated 173 Canadian Wal-Mart stores, 11 units in Argentina, 20 units in Brazil, nine units in China, 95 units in Germany, six units in Korea, 492 units in Mexico, 15 units in Puerto Rico and 241 units in the United Kingdom. The units operated by our International Division represent a variety of retail formats. As of November 30, 2000, we employed more than 885,000 associates in the United States and 255,000 associates outside the United States.

      Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

      Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including McLane Company, Inc., Wal-Mart.com, Inc., Wal-Mart de Mexico, S.A. de C.V., Asda Group Limited, Sam's West, Inc., Sam's East, Inc., Wal-Mart Stores East, Inc., Sam's Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust, Sam's Real Estate Business Trust and Wares Delaware Corporation.

                              RECENT DEVELOPMENTS

      On Friday, November 24, 2000, we had single-day sales of more than $1,100 million at our Wal-Mart stores, Supercenters and Neighborhood Markets in the United States. On November 30, 2000, we reported net sales for all segments of our operations of $16,441 million for the four-week period ended November 24, 2000 and $153,126 million for the 43-week period ended on that date.

      On November 3, 2000, we completed the sale of $500 million of our Floating Rate Notes due November 30, 2001. In addition, on November 30, 2000 we completed the sale of $500 million of our Floating Rate Notes due December 27, 2001.

                         USE OF PROCEEDS OF THE NOTES

      We estimate that the net proceeds from the sale of the notes will be approximately (Pounds)493,387,000, or $701,103,000, after underwriting discounts and payment of transaction expenses. We have translated the pounds sterling amount in the preceding sentence to U.S. dollars using the December 4, 2000 exchange rate of (Pounds)1.00 = $1.4210.

      We will use these net proceeds to reduce our short-term commercial paper debt.

                                CAPITALIZATION

      The following table presents the consolidated capitalization of Wal-Mart and its subsidiaries at October 31, 2000, and as adjusted to give effect to the offering of the notes and the application of the estimated net proceeds from the sale of the notes.

                                                              October 31, 2000
                                                              -----------------
                                                                          As
                                                              Actual   Adjusted
                                                              -------  --------
                                                               (in millions)
Short-term debt
 Commercial paper............................................ $ 5,751  $ 5,050
 Long-term debt due within one year..........................   2,380    2,380
 Obligations under capital leases due within one year........     135      135
                                                              -------  -------
  Total short-term debt and capital lease obligations........   8,266    7,565
                                                              -------  -------
Long-term debt
 Long-term debt..............................................  13,412   13,412
 5.75% notes due 2030........................................      --      711
 Long-term capital lease obligations.........................   2,973    2,973
                                                              -------  -------
  Total long-term debt and capital lease obligations.........  16,385   17,096
                                                              -------  -------
Shareholders' equity
 Common stock ($0.10 par value; 11,000,000,000 shares
  authorized; 4,466,976,244 shares issued and outstanding)...     447      447
 Capital in excess of par value..............................   1,289    1,289
 Retained earnings...........................................  28,433   28,433
 Other accumulated comprehensive income......................    (935)    (935)
                                                              -------  -------
  Total shareholders' equity.................................  29,234   29,234
                                                              -------  -------
  Total debt and capital lease obligations and shareholders'
   equity.................................................... $53,885  $53,895
                                                              =======  =======

The above table also gives effect to our sales of $500 million of our Floating Rate Notes due November 30, 2001 and $500 million of our Floating Rate Notes due December 27, 2001.

      Except as noted above, there has been no material change in the consolidated capitalization of Wal-Mart and its subsidiaries since October 31, 2000.

      All of the outstanding common stock of Wal-Mart is fully paid and nonassessable.

      We are offering the substantial portion of the notes outside the United States. We may offer and sell up to the equivalent of $100 million of the notes in the United States pursuant to a shelf registration statement that we have on file with the U. S. Securities and Exchange Commission. After the sale of those notes, we will have offered or sold an aggregate principal amount of $9,100 million of debt securities pursuant to registration statements that we filed with the SEC during the past several years. We are permitted to issue an additional $1,400.7 million of debt securities under one of those registration statements. No limit exists on our ability to register additional debt securities for sale in the future.

                            SELECTED FINANCIAL DATA

      The following table presents selected financial data of Wal-Mart and its subsidiaries for the periods specified. We have derived this data from, and you should read this data in conjunction with, our audited consolidated financial statements filed as part of our Annual Reports on Form 10-K for our fiscal years ended January 31, 1998, 1999 and 2000 and our unaudited consolidated financial statements filed as part of our Quarterly Reports on Form 10-Q for the quarters ended October 31, 1999 and 2000, which are available as described under "Where You Can Find More Information" in the attached prospectus.

                                                                        Nine Months
                                                                           Ended
                               Fiscal Years Ended January 31,           October 31,
                         ------------------------------------------- -----------------
                          1996     1997     1998     1999     2000     1999     2000
                         ------- -------- -------- -------- -------- -------- --------
                                        (in millions)                   (unaudited)
Income Statement Data:
Net sales............... $93,627 $104,859 $117,958 $137,634 $165,013 $113,619 $134,773
Non-interest expense....  89,526  100,456  112,796  131,088  156,704  108,338  128,265
Interest expense........     888      845      784      797    1,022      699    1,048
Total expense...........  90,414  101,301  113,580  131,885  157,726  109,037  129,313
Income before income
 taxes, minority
 interest, equity in
 unconsolidated
 subsidiaries and
 cumulative effect of
 accounting change......   4,359    4,877    5,719    7,323    9,083    5,904    6,903
Net Income..............   2,740    3,056    3,526    4,430    5,377    3,461    4,291
                                      As of January 31,              As of October 31,
                         ------------------------------------------- -----------------
                          1996     1997     1998     1999     2000     1999     2000
                         ------- -------- -------- -------- -------- -------- --------
                                        (in millions)                   (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............ $    83 $    883 $  1,447 $  1,879 $  1,856 $  1,435 $  1,311
Inventories.............  15,989   15,897   16,497   17,076   19,793   22,373   24,975
Total current assets....  17,331   17,993   19,352   21,132   24,356   26,955   29,429
Net property, plant and
 equipment..............  17,098   18,333   21,469   23,674   32,839   31,541   36,214
Net property under
 capital leases, net
 goodwill and other
 acquired intangible
 assets, and other
 assets and deferred
 charges................   3,112    3,278    4,563    5,190   13,154   13,873   13,408
Total assets............  37,541   39,604   45,384   49,996   70,349   72,369   79,051
Accounts payable........   6,442    7,628    9,126   10,257   13,105   14,081   15,872
Commercial paper........   2,458       --       --       --    3,323    6,459    5,751
Long-term debt due
 within one year........     271      523    1,039      900    1,964      779    2,380
Obligations under
 capital leases due
 within one year........      69       95      102      106      121      112      135
Total current
 liabilities............  11,454   10,957   14,460   16,762   25,803   29,190   31,466
Long-term debt..........   8,508    7,709    7,191    6,908   13,672   13,532   13,412
Long-term obligations
 under capital leases...   2,092    2,307    2,483    2,699    3,002    3,027    2,973
Total liabilities.......  22,785   22,461   26,881   28,884   44,515   48,287   49,817
Total shareholders'
 equity.................  14,756   17,143   18,503   21,112   25,834   24,082   29,234
Total liabilities and
 shareholders' equity...  37,541   39,604   45,384   49,996   70,349   72,369   79,051

      Certain balance sheet data as of October 31, 1999 have been adjusted to reflect the effect of an accounting method change we made in fiscal 2000.

      The ratio of our earnings to fixed charges was 6.24x and 6.76x for the fiscal years ended January 31, 1999 and 2000, respectively, and 6.23x and 5.23x for the nine months ended October 31, 1999 and 2000, respectively. The ratio of earnings to fixed charges for the nine months ended October 31, 1999 has been adjusted to reflect the effect on that nine-month period of the accounting change referred to above. Prior to the adjustment, that ratio was 6.22x for that nine-month period. See "Ratio of Earnings to Fixed Charges" in the attached prospectus.

                           EXCHANGE RATE INFORMATION

      The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the U.S. Federal Reserve Bank of New York for pounds sterling (expressed in U.S. dollars per pound). The rates in this table are provided for your reference only.

                                                                Period   Period
Period                                         High     Low   Average(1)   End
------                                        ------- ------- ---------- -------
1995......................................... $1.6440 $1.5302  $1.5803   $1.5535
1996......................................... $1.7123 $1.4948  $1.5733   $1.7123
1997......................................... $1.7035 $1.5775  $1.6397   $1.6427
1998......................................... $1.7222 $1.6114  $1.6602   $1.6628
1999......................................... $1.6765 $1.5515  $1.6146   $1.6150
2000 (through December 4).................... $1.6538 $1.3997  $1.5140   $1.4210

--------
(1) The average of the noon buying rates on the last day of each month during the period.

                        DIRECTORS AND EXECUTIVE OFFICERS

      The directors and executive officers of Wal-Mart are as follows:

                                             Principal Occupation
 Directors                                   --------------------
 John T. Chambers............ President and Chief Executive Officer of Cisco
                              Systems, Inc.
 Stephen Friedman............ Former Chairman of Goldman, Sachs & Co.
 Stanley C. Gault............ Former Chairman and Chief Executive Officer of
                                 Goodyear Tire and Rubber Company
 David D. Glass.............. Chairman of the Executive Committee of the Board
                                 of Directors of Wal-Mart Stores, Inc.
 Roland A. Hernandez......... Chairman and Chief Executive Officer of Telemundo
                              Group, Inc.
 Dr. Frederick S. Humphries.. President of Florida A & M University
 E. Stanley Kroenke.......... Chairman of The Kroenke Group
 Elizabeth A. Sanders........ Management Consultant with The Sanders Group
 H. Lee Scott, Jr............ President and Chief Executive Officer of Wal-Mart
                              Stores, Inc.
 Jack C. Shewmaker........... International Consultant, Rancher and Retired
                              Wal-Mart Executive
 Donald G. Soderquist........ Senior Vice Chairman of the Board of Directors of
                                 Wal-Mart
                                 Stores, Inc.
 Dr. Paula Stern............. President of The Stern Group, Inc.
 Jose H. Villarreal.......... Partner of Akin, Gump, Strauss, Hauer & Feld,
                              L.L.P.
 John T. Walton.............. Chairman of Quantum Partners, L.L.C.
 S. Robson Walton............ Chairman of the Board of Directors of Wal-Mart
                              Stores, Inc.

 Executive Officers

 S. Robson Walton............ Chairman of the Board
 H. Lee Scott, Jr............ President and Chief Executive Officer
 David D. Glass.............. Chairman of the Executive Committee of the Board
                              of Directors
 Thomas M. Coughlin.......... Executive Vice President and Chief Executive
                                 Officer--Wal-Mart Stores Division
 Thomas Grimm................ Executive Vice President and President and Chief
                                 Executive
                                 Officer--SAM'S Club Division
 John B. Menzer.............. Executive Vice President and President and Chief
                                 Executive
                                 Officer--International Division
 Thomas M. Schoewe........... Executive Vice President and Chief Financial
                              Officer
 James A. Walker, Jr......... Senior Vice President and Controller

                           DESCRIPTION OF THE NOTES

      The following description of the terms and conditions of the notes supplements the more general terms and conditions of Wal-Mart's debt securities contained in the attached prospectus.

      The notes will be issued under the indenture dated as of April 1, 1991, as amended. The notes will be issued in registered book-entry form, without coupons, only in denominations of (Pounds)1,000, (Pounds)10,000 and (Pounds)100,000 and integral multiples of (Pounds)1,000 in excess of those denominations. The notes will constitute our senior unsecured debt obligations and will rank equally among themselves and with all of our existing and future senior, unsecured and unsubordinated debt.

      The notes will mature on December 19, 2030, and will initially be issued in a total principal amount of (Pounds)500 million. Unless previously redeemed or purchased and cancelled, we will repay the notes at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of, interest on and any other amounts payable under the notes in pounds sterling or, if the United Kingdom adopts the euro, in euro.

      We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes that we are offering and otherwise similar in all respects to the notes so that these additional notes will be consolidated and form a single series with the notes that we are offering. No additional notes may be issued if an event of default under the indenture has occurred.

      The notes will not be subject to a sinking fund. The notes will not be convertible or exchangeable.

      The notes will bear interest from December 19, 2000, at the annual interest rate specified on the cover page of this prospectus supplement. Interest will be payable semi-annually in arrears on June 19 and December 19 of each year, beginning on June 19, 2001, to the person in whose name a note is registered at the close of business on the preceding June 10 or December 10, as the case may be.

      If interest is required to be calculated for any period other than from one scheduled interest payment date to the next interest payment date, it will be calculated on the basis of a 360-day year of twelve 30-day months.

      If any interest payment date for the notes would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date that is a business day. Interest will not accrue as a result of any delayed payment. The term "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York or London.

      If, prior to the maturity of the notes, the United Kingdom adopts the euro as its lawful currency in accordance with the Treaty establishing the European Communities, as amended by the Treaty on European Union, the notes will be re-denominated into euro, and the regulations of the European Commission relating to the euro shall apply to the notes. The circumstances and consequences described in this paragraph will not entitle us, the trustee under the indenture or any holder of the notes to redeem early, rescind, or receive notice relating to the notes, repudiate the terms of the notes or the indenture, raise any defense, request any compensation or make any claim, nor will these circumstances and consequences affect any of our other obligations under the notes or the indenture.

      While the notes are represented by a global note deposited with the common depositary for Clearstream, Luxembourg, and Euroclear, notices to holders may be given by delivery to Clearstream, Luxembourg and Euroclear and such notices shall be deemed to be given on the date of delivery to Clearstream, Luxembourg and Euroclear. The trustee will mail notices by first-class mail, postage prepaid, to each registered holder's last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

      The trustee will also publish notices regarding the notes in a daily newspaper of general circulation in The City of New York and in London. In addition, if the notes are listed on the Luxembourg Stock Exchange, and so long as the rules of the Luxembourg Stock Exchange require notice by publication, the trustee will publish notices regarding the notes in a daily newspaper of general circulation in Luxembourg. We expect that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. If publication in Luxembourg is not practical, the trustee will publish these notices in an English language newspaper of general circulation elsewhere in Europe. Published notices will be deemed to have been given on the date they are published or, if published more than once, on the date of first publication. If publication as described above becomes impossible, the trustee may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

      Bank One Trust Company, NA, as successor in interest to The First National Bank of Chicago, is the trustee under the indenture governing the notes and will be the registrar and paying agent in the United States. As long as the notes are listed on the Luxembourg Stock Exchange, Kredietbank S.A. Luxembourgeoise will be the listing agent, paying agent and transfer agent for the notes in Luxembourg. Bank One, NA, London Branch will be the paying agent and transfer agent in London.

      The indenture is, and the notes will be, governed by New York law.

Optional Redemption

      The notes will be redeemable as a whole or in part, at our option, at any time after December 19, 2003, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) as determined by the Calculation Agent, the price at which the yield on the outstanding principal amount of the notes on the Reference Date is equal to the yield on the Benchmark Gilt as of that date as determined by reference to the middle-market price on the Benchmark Gilt at 3:00 p.m., London time, on that date, in either case, plus accrued and unpaid interest on the notes up to, but excluding, the date specified as the redemption date.

      "Reference Date" means the date that is the first dealing day in London prior to the publication of the notice of redemption referred to below.

      "Benchmark Gilt" means the 4.25% Treasury Stock due June 2032 or such other U.K. government stock as the Calculation Agent, with the advice of three brokers and/or U.K. gilt-edged market makers or three other persons operating in the U.K. gilt-edged market that may be chosen by the Calculation Agent, may determine from time to time to be the most appropriate benchmark U.K. government stock for the notes.

      "Calculation Agent" means Bank One Trust Company, NA or any successor entity.

      We will give notice of any redemption between 30 and 60 days preceding the redemption date to each holder of the notes to be redeemed as described above.

      In the case of any partial redemption, selection of the notes for redemption will be made by the trustee under the indenture in compliance with the rules and requirements of the Luxembourg Stock Exchange or the principal securities exchange, if any, on which the notes are listed or, if the notes are not so listed or that exchange prescribes no method of selection, on a pro rata basis, by lot or by any other method as the trustee in its sole discretion deems to be fair and appropriate, although no note of (Pounds)1,000 in original principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to the note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued and delivered to the trustee, or its nominee, or, in the case of notes in definitive form, issued in the name of the holder thereof, in each case upon cancellation of the original note.

     Unless we default in payment of the redemption price of the notes, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

Payment of Additional Amounts

     We will pay to the holder of any note who is a United States Alien, as defined below, additional amounts as may be necessary so that every net payment of the principal of, interest on and any other amounts payable under that note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in that note to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

       (a) any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between that holder, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder, if that holder is an estate, trust, partnership or corporation, and the United States including, without limitation, that holder, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business in, or present in, the United States or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

       (b) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

       (c) any tax, assessment or other governmental charge imposed by reason of that holder's past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

       (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of the principal of, interest on or any other amounts payable under that note;

       (e) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, interest on or any other amounts payable under any note if that payment can be made without withholding by any other paying agent;

       (f) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the holder or beneficial owner of that note, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

       (g) any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986 and the regulations that may be promulgated thereunder) of our company or (2) a controlled foreign corporation with respect to our company within the meaning of the U.S. Internal Revenue Code; or

       (h) any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor will we pay any additional amounts to any holder who is a fiduciary or partnership other than the sole beneficial owner of that note to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of that note.

     "United States Alien" means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

Redemption Upon Tax Event

     The notes may be redeemed at our option in whole, but not in part, on not more than 60 days' and not less than 30 days' notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes, if we determine that as a result of any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on law generally known on or before December 5, 2000 except for proposals before the Congress before that date, taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of any action, whether or not the action or proposal was taken or made with respect to our company, (A) we have or will become obligated to pay additional amounts as described under "--Payment of Additional Amounts" on any note of that series or (B) there is a substantial possibility that we will be required to pay those additional amounts. Prior to the publication of any notice of redemption, we will deliver to the trustee (1) an officers' certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts. If we redeem the notes upon a tax event, we will publish a notice of that redemption in Luxembourg in the Luxemburger Wort at the time notice is given to the holders of the notes as described above.

Prescription

     Under New York's statute of limitations, any legal action to enforce our payment obligations evidenced by the notes must be commenced within six years after payment is due. Thereafter our payment obligations will generally become unenforceable.

Replacement of Notes

     If any mutilated note is surrendered to the trustee, we will execute and the trustee will authenticate and deliver in exchange for such mutilated note a new note of the same series and principal amount. If the trustee and we receive evidence to our satisfaction of the destruction, loss or theft of any note and any security or indemnity required by them, then we shall execute and the trustee shall authenticate and deliver, in lieu of such destroyed, lost or stolen note, a new note of the same series and principal amount. All expense associated with issuing the new note shall be borne by the owner of the mutilated, destroyed, lost or stolen note.

                              BOOK-ENTRY ISSUANCE

      We will issue the notes as one or more global notes registered in the name of a common depositary for Clearstream Banking, societe anonyme, Luxembourg, which is known as "Clearstream, Luxembourg," and Morgan Guaranty Trust Company of New York, Brussels Office, as the operator of the Euroclear system, which is known as "Euroclear". Investors may hold book-entry interests in the global notes through organizations that participate, directly or indirectly, in Clearstream, Luxembourg and/or Euroclear. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

      The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream, Luxembourg and Euroclear and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in pounds sterling. Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

      The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor's interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

      Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

      Except as provided below, owners of beneficial interest in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of notes.

      This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg

      Clearstream, Luxembourg is incorporated as a bank under Luxembourg law. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in customer accounts, thus eliminating the need for physical movement of certificates. Clearstream,

Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Morgan Guaranty Trust Co. of New York, the operator of Euroclear, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

      As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers. Clearstream, Luxembourg customers may include the underwriters. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg.

Euroclear

      The Euroclear system was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and the risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including U.S. dollars. Euroclear includes various other services including securities lending and borrowing, and interfaces with domestic markets in several countries.

      Euroclear is operated by the Brussels office of Morgan Guaranty Trust Company of New York, which is known as the "Euroclear Operator", under a contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      The Euroclear Operator is the Belgian branch of a New York banking corporation that is a member bank of the Federal Reserve System. The Board of Governors of the Federal Reserve System, the New York State Banking Department and the Belgian Banking Commission regulate and examine the Euroclear Operator.

      The "Terms and Conditions Governing Use of Euroclear" and the related "Operating Procedures of the Euroclear System" and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

    .  transfers of securities and cash within Euroclear;

    .  withdrawal of securities and cash from Euroclear; and

    .  receipts of payments with respect to securities in Euroclear.

      All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Clearance and Settlement Procedures

      We understand that investors that hold their debt securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to eurobonds in registered form. Debt securities will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

      We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to eurobonds in registered form.

      You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

      In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

      Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

      Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

      The underwriters will settle the notes in immediately available funds. We will make payments of principal, interest and any other amounts payable on the notes in immediately available funds or the equivalent. Secondary market trading between Clearstream, Luxembourg and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity, if any, in the notes.

Certificated Notes

      We will issue notes to you in certificated registered form only if:

    . the depositary is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

    . an event of default has occurred and is continuing under the indenture; or

    .  we decide to discontinue the book-entry system.

If any of the three events occurs, the trustee will reissue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

      In the event that we issue certificated securities under the limited circumstances described above, and the notes are listed on the Luxembourg Stock Exchange at that time, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive note, at, as the case may be, the offices of the transfer agent in The City of New York or London or at the main office of the transfer agent in Luxembourg. Copies of this assignment form may be obtained at the offices of the transfer agents in The City of New York and London and at the main office of the transfer agent in Luxembourg. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at, as the case may be, the offices of the transfer agent in The City of New York or London or at the main office of the transfer agent in Luxembourg. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person's risk, the new definitive note to the address of that person that is specified in the assignment form. In addition, if we issue notes in certificated form and the notes are listed on the Luxembourg Stock Exchange at that time, then we will make payments of principal of, interest on and any other amounts payable under the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated notes at, as the case may be, the offices of the paying agent in The City of New York or London or, as long as the notes are listed on the Luxembourg Stock Exchange, at the main office of the paying agent in Luxembourg. We will make payments to holders of notes by check delivered to the addresses of the holders as their addresses appear on our register or by transfer to an account maintained by that holder with a bank located in the United Kingdom.

      Unless and until we issue the notes in fully certificated, registered form,

    . you will not be entitled to receive a certificate representing your interest in the notes;

    . all references in this prospectus supplement or in the attached prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and

    . all references in this prospectus supplement or in the attached prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

      If we issue the notes in certificated registered form, so long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and a transfer agent in Luxembourg. We will also publish a notice in Luxembourg in the Luxemburger Wort if we change the paying agent or the transfer agent in Luxembourg.

                          TAX CONSEQUENCES TO HOLDERS

U.S. Federal Income Tax Consequences

      The following is a discussion of the material U.S. federal income tax consequences of the ownership of notes as of the date of this prospectus supplement for beneficial owners of notes that purchase the notes at their "issue price" on the issue date in connection with this offering. Except where noted, this discussion deals only with notes held as capital assets and does not deal with special situations. For example, this discussion does not address:

    . tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, corporations that accumulate earnings to avoid federal income tax or insurance companies, or, in some cases, an expatriate of the United States or a nonresident alien individual who has made a valid election to be treated as a United States resident;

    . tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

    . tax consequences to United States holders of notes whose "functional currency" is not the U.S. dollar;

    . tax consequences to United States holders of notes that are "controlled foreign corporations," "passive foreign investment companies" or "foreign personal holding companies;"

    .  alternative minimum tax consequences, if any; or

    .  any state, local or foreign tax consequences.

      If a partnership holds any of the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

      The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

      You should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

      The following is a discussion of the material U.S. federal tax consequences that will apply to you if you are a United States holder of notes.

      "United States holder" means a beneficial owner of a note that is:

    .  a citizen or resident of the United States;

    . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

    . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    . a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      Payments of Interest. Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. If you use the cash method of accounting, you will be required to include in income the U.S. dollar value of the amount received, determined by translating the pounds sterling received at the "spot rate" for such pounds sterling on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

      If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the pounds sterling amount of interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the "spot rate" on:

    .  the last day of the accrual period,

    . the last day of the taxable year if the accrual period straddles your taxable year, or

    . on the date the interest payment is received if such date is within five days of the end of the accrual period.

      Upon receipt of an interest payment on such note (including, upon the sale of such note, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of the pounds sterling received (determined by translating the pounds sterling received at the "spot rate" for such pounds sterling on the date such payment is received) and the U.S. dollar value of the pounds sterling interest income you previously included in income with respect to such payment.

      Sale, Exchange and Retirement of Notes. Your tax basis in a note will, in general, be the U.S. dollar value of the pounds sterling amount paid for such note determined at the time of your purchase (reduced by any cash payments on that note other than qualified stated interest). If you purchase the note with previously owned pounds sterling, you will recognize exchange gain or loss at the time of the purchase attributable to the difference at the time of purchase, if any, between your tax basis in the pounds sterling and the fair market value of the note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

      Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the U.S. dollar value of the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued stated interest that you did not previously include in income, which will be taxable as ordinary income) and your adjusted tax basis in the note. Except with respect to gain or loss attributable to changes in exchange rates as discussed below, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

      You will recognize exchange gain or loss, instead of capital gain, with respect to gain or loss attributable to the movement in exchange rates between the time of purchase and the time of sale, exchange, retirement or other disposition of a note. This gain or loss will equal the difference between (i) the principal amount of the note translated into dollars at the "spot rate" on the date of disposition and (ii) your tax basis in the note. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a note.

      Your tax basis in pounds sterling received as interest on, or received on the sale, exchange, retirement or other disposition of, a note will be the U.S. dollar value thereof (determined by translating the pounds sterling received at the "spot rate" for such pounds sterling on the date such payment is received). Any gain or loss recognized by you on a sale, exchange or other disposition of pounds sterling will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the U.S. Internal Revenue Service.

      Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal, interest and other amounts paid on notes and to the proceeds of sale of the notes made to you unless you are an exempt recipient (such as a corporation). A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the U.S. Internal Revenue Service.

Consequences to Non-United States Holders

      The following is a discussion of material U.S. federal income and estate tax consequences that generally will apply to you if you are a non-United States holder of notes. A non-United States holder is a holder other than a United States holder.

      U.S. Federal Withholding Tax. The 30% U.S. federal withholding tax will not apply to any payment of principal of, interest on and other amounts payable on the notes, provided that:

    . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the U.S. Internal Revenue Code and related U.S. Treasury regulations;

    . you are not a controlled foreign corporation that is related to us through stock ownership;

    . you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the U.S. Internal Revenue Code; and

    . (1) you provide your name and address on an IRS Form W-8BEN, and certify, under penalty of perjury, that you are not a U.S. person or
       (2) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable U.S. Treasury regulations.

      If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of the note.

      U.S. Federal Estate Tax. Your estate will not be subject to U.S. federal estate tax on the notes beneficially owned by you at the time of your death, provided that (1) you do not own, within the meaning of the U.S. Internal Revenue Code and the U.S. Treasury regulations, 10% or more of the total combined voting power of all classes of our voting stock and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

      U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a U.S. person as defined under the Internal

Revenue Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on notes will be included in your earnings and profits.

      Any gain or income realized on the disposition of a note generally will not be subject to U.S. federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or (2) in the case of gain, you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

      Information Reporting and Backup Withholding. Under U.S. Treasury regulations that become effective for payments made on or after January 1, 2001, information reporting and backup withholding will not apply to payments that we make or any of our paying agents (in its capacity as such) makes to you if you have provided the required certification that you are a non-United States holder, as described in "United States Federal Income Tax Considerations--Consequences to Non-United States Holders," and provided that neither we nor any of our paying agents has actual knowledge that you are a United States holder (as described above).

      In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the U.S. Internal Revenue Code, or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the U.S. Internal Revenue Service.

U.K. Tax Consequences

      The following is a summary of the material U.K. withholding taxation treatment as of the date of this prospectus supplement in relation to payments of the principal of, interest on and other amounts payable under the notes. This summary does not address other U.K. tax aspects of acquiring, holding or disposing of the notes. This summary relates only to the position of persons who are beneficial owners of the notes. Holders of the notes should consult their professional advisers.

U.K. Withholding Tax on U.K. Paying Agents.

      Where any interest on the notes is payable to any person in the United Kingdom and is entrusted to any person in the United Kingdom, which we refer to as "the U.K. paying agent," for payment or distribution, the U.K. paying agent will be obliged to withhold U.K. income tax at the lower rate (currently 20%), subject to certain exceptions, including the following:

    . the relevant notes are held in a recognized clearing system (Clearstream, Luxembourg and Euroclear have each been designated as recognized clearing systems) and certain other requirements are met; or

    . the person who is beneficially entitled to the interest and is the beneficial owner of the notes is not resident in the United Kingdom; or

    . interest arises to trustees of qualifying discretionary and accumulation trusts, where essentially neither those trustees nor the beneficiaries are resident in the United Kingdom; or

    . the person entitled to the interest is eligible for certain relief in respect of the interest; or

    . the interest falls to be treated as income of, or of the government of, a sovereign power or of an international organization.

Except where the notes are held in a recognized clearing system, and payment is made directly to that system, for the exceptions to be available a declaration has to be provided to the U.K. paying agent, or the Inland Revenue has to issue a notice, and, for payment on notes other than registered notes, a separate declaration or notice is required for each payment. The exception will then be available unless the Inland Revenue has issued a direction that it considers that none of the conditions is satisfied.

      The U.K. Finance Act 2000 provides that the specific rules set out above requiring U.K. paying agents to withhold U.K. income tax from payments of interest on securities issued by companies where these securities are listed on a recognized stock exchange will not apply to payments of interest on or after April 1, 2001.

U.K. Withholding Tax on U.K. Collecting Agents

      A person in the United Kingdom who in the course of a trade or profession:

    . by means of coupons, collects or secures payment of or receives interest on the notes for a holder; or

    . arranges to collect or secure payment of interest on the notes for a holder; or

    . acts as a custodian of the notes and receives interest on the notes or directs that interest on the notes be paid to another person or consents to such payment

(except, in any such case, solely by means of clearing a cheque or arranging for the clearing of a cheque) may be required to withhold U.K. income tax at the lower rate (currently, 20%), subject to certain exceptions. These exceptions are the same as those that apply in the case of U.K. paying agents, as described under "U.K. Withholding Tax on U.K. Paying Agents," including the declaration or notice requirements, except that:

    .  the notice or declaration must be given to the collecting agent; and

    . in the case of the "recognized clearing system" exemption, certain additional requirements may apply.

The exceptions will be available unless the Inland Revenue issues a direction that it has reason to believe that none of the exceptions applies or that the depositing or collecting agent has failed to comply with certain requirements.

      The U.K. Finance Act 2000 provides that the specific rules set out above requiring U.K. collecting agents to withhold U.K. income tax from payments of interest on securities issued by companies where those securities are listed on a recognized stock exchange will not apply to payments of interest on or after April 1, 2001.

Other Rules Relating to U.K. Withholding Tax

    . Any discount element on the notes will not be subject to any U.K. withholding tax pursuant to these provisions.

    . Where interest has been paid under deduction of U.K. income tax, holders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in any applicable double taxation treaty.

    . The references to "interest" mean "interest" as understood in U.K. tax law. The statements do not take any account of any different definitions of "interest" or "principal"' which may prevail under any other law or which may be created by the notes or any related documentation.

Foreign Tax Credits

      The amount of tax for which a U.K. paying agent or U.K. collecting agent is liable to account may be reduced by foreign tax credits which are available in respect of the relevant income under U.K. tax law.

Proposed European Directive on the Taxation of Savings

      In May 1998, the European Commission presented to the Council of Ministers of the European Union a proposal for a directive on the taxation of savings which would oblige member states to adopt either a withholding tax system or an information reporting system in relation to interest, discounts and premiums. The withholding tax system would require a paying agent established in a member state to withhold tax from any interest, discount or premium paid to an individual resident in another member state unless such individual presents a certificate obtained from the tax authorities of the member state in which he is resident confirming that those authorities are aware of the payment due to that individual. The information reporting system would require a member state to supply to other member states details of any payment of interest, discount or premium made by U.K. paying agents within its jurisdiction to an individual resident in another member state. For these purposes, the term "U.K. paying agent" is widely defined to include an agent who collects interest, discounts or premiums on behalf of an individual beneficially entitled thereto.

      In June 2000, the Council of Ministers of Finance and Economics, which is known as "ECOFIN," agreed that the proposal for the directive should be revised on the basis of a number of principles, including the following:

    . an information reporting system would be the ultimate objective of the European Union, in order to ensure that all citizens resident in a member state pay the tax due on all their savings income;

    . there may, however, be an interim period (not to exceed seven years from implementation of the directive) during which member states may either exchange information on savings income with other member states or operate a withholding tax (currently expected to be at the rate of at least 20% to 25%);

    . discussions are to be held with key third countries to promote the adoption of equivalent measures in those countries, and member states are to promote the adoption of the same measures in their dependent or associated territories; and

    . subject to a satisfactory outcome of the discussions described in the preceding point, ECOFIN will decide on the implementation of the directive no later than December 31, 2002.

      ECOFIN and the European Commission have committed themselves to seeking agreement on the substantial content of the directive, including the rate of the withholding tax referred to in the second point above, by the end of 2000.

      Pending agreement on the scope and precise text of the directive, it is not possible to say what effect, if any, the adoption of the proposed directive would have on the notes or payment in respect thereof.

Capital Gains and Income Profits

      The notes will constitute "qualifying corporate bonds" within the meaning of section 117 Taxation of Chargeable Gains Act 1992. Accordingly, neither a chargeable gain nor an allowable loss will arise on a disposal or a redemption of the notes for the purposes of U.K. taxation of chargeable gains.

      A noteholder within the charge to U.K. corporation tax in respect of a note, including a noteholder so chargeable in relation to a branch or agency in the United Kingdom, will generally be liable to corporation tax on any profits and obtain relief for permitted losses on the notes on an income basis. Any such profits, including interest, or permitted losses will generally be chargeable, or allowable, as appropriate, for each accounting period in accordance with an authorized accruals or mark to market basis. For these noteholders, the "accrued income scheme" will not apply to the notes.

Accrued Income

      A transfer of a note by a holder, other than a holder within the charge to U.K. corporation tax in respect thereof as described above, resident or ordinarily resident in the United Kingdom or who carries on a trade in the United Kingdom through a branch or agency for the purposes of which the note is used or held may give rise to a charge to U.K. income tax in respect of the interest on the note which has accrued since the preceding interest payment date, under the provisions of the accrued income scheme.

                               ----------------

      The above discussion of "Tax Consequences to Holders" is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, or disposition of the notes. Prospective purchasers of the notes should consult their own tax advisers concerning the tax consequences of their particular situations.

                                 UNDERWRITING

      Wal-Mart and the underwriters for the offering of the notes named below have entered into an underwriting agreement and related pricing agreement dated December 5, 2000 with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                       Underwriters                    Principal Amount of Notes
                       ------------                    -------------------------
     Goldman Sachs International......................    (Pounds)300,000,000
     Deutsche Bank AG London..........................    (Pounds)200,000,000
                                                          -------------------
         Total........................................    (Pounds)500,000,000
                                                          ===================

      Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

      The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

      In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

      We estimate that our share of the total expenses of the offering of the notes, excluding underwriting discounts and commissions, will be approximately (Pounds)93,000, or $132,000, based on a December 4, 2000 exchange rate of (Pounds)1.00 = $1.4210.

      We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.

      We have applied for the notes to be listed on the Luxembourg Stock Exchange, although we cannot assure you that the notes will be approved for listing.

      Each underwriter has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issue of the notes will not offer or sell notes in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments as principal or agent for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

      The notes may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or as part of any reoffering and neither this prospectus supplement and the attached prospectus nor any other document relating to this offering may be distributed or circulated in The Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession, including, without limitation, banks, brokers, dealers, institutional investors and entities with a treasury department.

      The underwriters and their respective affiliates may from time to time in the ordinary course of business provide, and have provided in the past, investment or commercial banking services to Wal-Mart and its affiliates.

      We expect to deliver the notes on or about December 19, 2000, which will be the tenth business day in the United States following the date hereof ("T+10"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers which wish to trade notes prior to the delivery date may be required, because the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of notes which wish to trade notes prior to the delivery date should consult their own advisors.

                             VALIDITY OF THE NOTES

      The validity of the notes will be passed on for us by Hughes & Luce, L.L.P., Dallas, Texas, and for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                        LISTING AND GENERAL INFORMATION

      Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, Wal-Mart has deposited its certificate of incorporation and by-laws and a legal notice relating to the issuance of the notes with the Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where copies may be obtained upon request. So long as any of the notes is outstanding, copies of these documents, together with this prospectus supplement, the attached prospectus, the indenture governing the notes, a copy of the global note representing the notes and our current annual and quarterly reports, and all future annual reports and quarterly reports, will be made available for inspection at the main office of Kredietbank S.A. Luxembourgeoise in Luxembourg, our listing agent, paying agent and transfer agent for the notes in Luxembourg. Kredietbank S.A. Luxembourgeoise will act as intermediary between the Luxembourg Stock Exchange and Wal-Mart and the holders of the notes. Copies of this prospectus supplement and the attached prospectus will be available free of charge at the main office of our paying agent in Luxembourg. In addition, copies of our annual reports and quarterly reports may be obtained free of charge at that office.

      Except as disclosed in this prospectus supplement or the attached prospectus, including the documents incorporated by reference, there has been no material adverse change in the financial position of Wal-Mart since January 31, 2000.

      Our annual reports include our audited consolidated financial statements as of the dates and for the periods presented in those reports. The quarterly reports include our unaudited consolidated financial statements as of the dates and for the periods presented in those reports. We do not make non-consolidated financial statements publicly available. The independent auditors of Wal-Mart are Ernst & Young LLP, Tulsa, Oklahoma.

      Neither Wal-Mart nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the offering of the notes. We are not aware of any material litigation, arbitration or administrative proceedings pending or threatened.

      Resolutions authorizing the issue and sale of the notes were adopted by the executive committee of Wal-Mart's board of directors effective as of November 21, 2000.

      The notes will be issued pursuant to an exempt transaction under regulation 13(3) of the United Kingdom's Banking Act 1987 (Exempt Transactions) Regulations 1997, which we refer to as the "Regulations," and will constitute longer term debt securities, as defined in the Regulations, in each case issued in accordance with regulations made under Section 4 of the Banking Act 1987. We are not an authorized institution or a European authorized institution, as those terms are defined in the Regulations, and repayment of the principal and payment of any interest in connection with the notes will not be guaranteed.

      We confirm that we have complied and will continue to comply with our obligations under the Regulations to lodge all relevant information in relation to the notes with the United Kingdom Listing Authority.

      The notes have been accepted for clearance through Clearstream, Luxembourg and Euroclear and have been assigned the following identification numbers:

        Common Code                                               ISIN Number
        -----------                                               ------------
         012161751                                                XS0121617517

                 [This page has been intentionally left blank.]

PROSPECTUS

                             Wal-Mart Stores, Inc.

                                $10,500,700,000

                                DEBT SECURITIES

     This prospectus forms part of shelf registration statements that we filed with the SEC. We may use these registration statements to offer and sell, in one or more offerings at various times, up to a total of $10,500,700,000 of our debt securities. We may sell the debt securities in different series which have different terms and conditions.

     This prospectus provides you with a general description of the debt securities that we may offer. When we sell a particular series of the debt securities, we will provide a prospectus supplement describing the specific terms and conditions of that series of debt securities, including:

    . the public offering price;

    . the maturity date;

    . the interest rate or rates, which may be fixed or variable;

    . the times for payment of principal, interest and any premium; and

    . any redemption provisions of the debt securities in the series.

     The prospectus supplement may also contain, in the case of some series of debt securities, important information about U. S. federal income tax consequences to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. The prospectus supplement may also update or change information contained in this prospectus.

     You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     We maintain our principal executive offices at:

     702 S.W. 8th Street
     Bentonville, Arkansas 72716
     Telephone: (501) 273-4000.

     Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is August 5, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   2
Special Note Regarding Forward-Looking Statements..........................   3
Wal-Mart Stores, Inc.......................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Use of Proceeds............................................................   5
Description of the Debt Securities.........................................   5
U.S. Federal Income Tax Consequences to Holders............................  11
Plan of Distribution.......................................................  11
Legal Matters..............................................................  12
Experts....................................................................  12

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

     We are not offering the debt securities in any jurisdiction in which the offer is not permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating the information that we have already filed with the SEC, the SEC allows us to "incorporate by reference" in this prospectus information contained in documents we have filed with the SEC. Those documents form an important part of this prospectus. Any documents that we file with the SEC in the future will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete or terminate the offering of debt securities by this prospectus.

    . our Annual Report on Form 10-K for our fiscal year ended January 31, 1999; and

    . our Quarterly Report on Form 10-Q for our quarter ended April 30,
      1999.

     As allowed by the SEC's rules, we have not included in this prospectus all of the information that is included in the registration statement. At your request we will provide you, free of charge, with a copy of the registration statement, any of the exhibits to the registration statement or a copy of any other filing we have made with the SEC. If you want more information, write in care of or call:

                           Allison D. Garrett, Esq.
               Assistant General Counsel and Assistant Secretary
                             Wal-Mart Stores, Inc.
                               Corporate Offices
                              702 S.W. 8th Street
                          Bentonville, Arkansas 72716
                           Telephone: (501) 273-4505

     You may also obtain a copy of any filing we have made with the SEC directly from the SEC. You may either:

    . read and copy any materials we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its offices in New York, New York and Chicago, Illinois; or

    . visit the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

      You can obtain more information about the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes and incorporates by reference certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be included, for example, under "Wal-Mart Stores, Inc." and "Use of Proceeds," and in certain portions of our reports and other information incorporated in this prospectus by reference. These forward-looking statements may include statements that address activities, events or developments that we expect or anticipate will or may occur in the future, including:

    . future capital expenditures, including the amount and nature of those expenditures;

    . expansion and other development trends of industry segments in which we are active;

    . our business strategy;

    . expansion and growth of our business; and

    . operations and other similar matters.

Although we believe the expectations expressed in the forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by us or on our behalf. Many of these factors have previously been identified in filings or statements made by us or on our behalf.

      Our business operations are subject to factors outside our control. Any one, or a combination, of these factors could materially affect our financial performance. These factors include:

    . the costs of goods;

    . competitive pressures;

    . inflation;

    . consumer debt levels;

    . currency exchange fluctuations;

    . trade restrictions;

    . changes in tariff and freight rates;

    . Year 2000 issues;

    . unemployment levels;

    . interest rate fluctuations; and

    . other capital market and economic conditions.

      Forward-looking statements that we make or that are made by others on our behalf are based on a knowledge of our business and the environment in which we operate, but because of the factors listed above, actual results may differ from those in the forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements. We cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We assume no obligation to update any of the forward-looking statements.

                             WAL-MART STORES, INC.

      We are the world's largest retailer as measured by total net sales for fiscal 1999. We had total net sales of $137.6 billion in fiscal 1999, over 90% of which was generated in the United States. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

    . Wal-Mart stores, which include our discount stores and Supercenters in the United States;

    . SAM'S Clubs, which include our warehouse membership clubs in the United States; and

    . the international segment of our business.

      We currently operate in all 50 states of the United States, Puerto Rico, Argentina, Brazil, Canada, Germany and Mexico, and in China and Korea under joint venture agreements. In addition, through our subsidiary, McLane Company, Inc., we provide products and distribution services to retail industry and institutional food service customers. At January 31, 1999, we operated in the United States:

    . 1,869 Wal-Mart stores;

    . 564 Supercenters; and

    . 451 SAM'S Clubs.

      As of January 31, 1999, we also operated 153 Canadian Wal-Mart stores, 13 units in Argentina, 14 units in Brazil, five units in China, 95 units in Germany, 416 units in Mexico, four units in Korea and 15 units in Puerto Rico. The units operated by our International Division represent a variety of retail formats.

      Wal-Mart Stores, Inc. was incorporated in the State of Delaware in 1969.

                      RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of our earnings to fixed charges, for the periods indicated:

                                                                              Three Months
                                                                                 Ended
              Year Ended January 31,                                           April 30,
 ----------------------------------------------------------------           --------------------------
 1995       1996            1997            1998            1999            1998            1999
 ----       ----            ----            ----            ----            ----            ----
 4.62x      4.15x           4.59x           5.33x           6.24x           4.98x           6.11x

      For the purpose of computing our ratios of earnings to fixed charges, we have defined "earnings" to mean our earnings before income taxes and fixed charges, excluding capitalized interest and earnings attributable to minority interests owned by others in our subsidiaries.

      We have also defined "fixed charges" to mean:

    . the interest that we pay; plus

    . the capitalized interest that we show on our accounting records; plus

    . the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals.

      We have not disclosed ratios of earnings to fixed charges and preferred stock dividends because we do not have any shares of preferred stock outstanding.

                                USE OF PROCEEDS

      Except as we otherwise specifically describe in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities:

    . to repay the short-term borrowings that we have incurred to acquire land and construct stores and other facilities;

    . to repay short-term borrowings that we have incurred to acquire other companies and assets; and

    . to meet our other general working capital requirements.

Before we apply the net proceeds to one or more of these uses, we may invest those net proceeds in short-term marketable securities.

      We may also incur from time to time additional debt other than through the offering of debt securities under this prospectus.

                      DESCRIPTION OF THE DEBT SECURITIES

      We will issue the debt securities in one or more series under an indenture, dated as of April 1, 1991, that was supplemented by a supplemental indenture dated as of September 9, 1992 (which we refer to together as the "indenture"), between us and The First National Bank of Chicago, as the trustee.

      The indenture is a contract between us and the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an "event of default," as that term is described below, occurs. Second, the trustee performs certain administrative duties for us.

      We have summarized below the material provisions of the debt securities to which this prospectus relates and the indenture. However, you should understand that this is only a summary, and we have not included all of the provisions of the indenture. We have filed the indenture with the SEC, and we suggest that you read the indenture. We are incorporating by reference the provisions of the indenture referred to in the following summary, whether by reference to articles, sections or defined terms. The summary is qualified in its entirety by those provisions of the indenture. The section numbers set forth below refer to the sections of the indenture.

      We will describe the particular terms and conditions of any series of debt securities offered in the applicable prospectus supplement. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

      As a holder of these debt securities, you will be one of our unsecured creditors and will have a right to payment equal to that of the other unsecured creditors of Wal-Mart Stores, Inc.

      The debt securities offered by this prospectus will be limited to a total of $10,500,700,000, or the equivalent amount in any non-U.S. currency. The indenture, however, does not limit the amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series.

     The prospectus supplement will describe the following terms of each series of debt securities:

    . the title of the series;

    . the aggregate principal amount of the debt securities of the series;

    . the date or dates on which the principal will be paid;

    . the percentage of the principal amount at which the debt securities in the series will be issued and, if less than the face amount, the portion of the principal amount payable if the holders or the trustee accelerates the maturity of those debt securities;

    . the annual interest rate or rates payable on the debt securities in the series, which may be fixed or variable;

    . the date or dates from which interest, if any, will accrue;

    . the dates on which interest will be payable and the record dates for the interest payment dates;

    . the place or places where principal, interest and any premium will be paid;

    . the times when we may redeem some or all of the debt securities in the series or you may cause us to redeem some or all of those debt securities and terms of any of those redemptions;

    . the price at which we may redeem, at our option, the debt securities in the series;

    . whether we will be obligated to redeem or purchase any of the debt securities in the series with funds from a sinking fund and the times and terms, including price, on which we must redeem or purchase, those debt securities;

    . if other than denominations of $1,000 or a multiple of $1,000, the denominations, which may include other currencies, in which the debt securities in the series will be issuable and payable;

    . the currency of payment of principal of and interest and any premium on the debt securities in the series;

    . any index, formula or other method that we must use to determine the amount of payment of principal of and interest and any premium on the debt securities in the series;

    . the portion of the principal amount of the debt securities in the series which will be payable upon the acceleration of their maturity if the principal amount payable will be less than the total unpaid principal amount;

    . whether you may elect to be paid or we may pay you in a currency other than the currency in which the debt securities in the series are stated to be payable, and when and on what terms we must or may make that payment;

    . whether the debt securities in the series will be issued in certificated or book-entry form;

    . the applicability, if any, of the defeasance provisions of the indenture, or any modification thereof; and

    . any other specific terms and conditions of the series of debt securities.

     If we sell any series of debt securities for, that we may pay in, or that are denominated in, one or more foreign currencies, currency units or composite currencies, we will disclose applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and the relevant currencies, currencies units or composite currencies in the prospectus supplement relating to the offer of that series.

     We may also offer and sell a series of the debt securities as original issue discount securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, at a substantial discount below their stated principal amount. We will describe the U.S. federal income tax consequences and other special considerations applicable to any original issue discount securities of that kind described in the prospectus supplement relating to that series.

Covenants

      We summarize below the covenants contained in the indenture. Following the summary of these covenants, we provide the definitions of the capitalized terms that are used in the summary.

      Restrictions on Liens. We will not, and will not permit any of our subsidiaries to issue, assume or guarantee any debt for money we borrow if that debt is secured by any mortgage, deed of trust, security interest, pledge, lien or other encumbrance upon any Operating Property belonging to us or of any of our subsidiaries or any shares of stock or indebtedness of any of our subsidiaries, whether owned at the date of the indenture or thereafter acquired, without effectively securing the debt securities equally and ratably with that debt. This restriction does not, however, apply to:

    . mortgages on any property acquired, constructed or improved by us or any of our subsidiaries after January 31, 1991, created or assumed within 60 months after the acquisition, or construction or improvement is complete, or within six months after completion pursuant to a firm commitment for financing arrangement that we enter into within that 60-month period, to secure or provide for the payment of the purchase price or cost;

    . mortgages existing on any property at the time of its acquisition;

    . mortgages existing on any property, shares of stock or debt acquired from a corporation merged with or into us or one of our subsidiaries;

    . mortgages on property of any corporation existing at the time it becomes our subsidiary;

    . mortgages to secure debt of any of our subsidiaries to us or to another of our subsidiaries;

    . mortgages in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to those mortgages; or

    . mortgages for extending, renewing or replacing debt secured by any mortgage referred to in the foregoing items or in this item or any mortgages existing on January 31, 1991.

This restriction does not apply to the issuance, assumption or guarantee by us or any of our subsidiaries of debt secured by a mortgage which would otherwise be subject to the restrictions described above up to an aggregate amount which, together with all of our and our subsidiaries' secured debt, not including secured debt permitted under the foregoing exceptions, and the Value of Sale and Lease-back Transactions existing at that time other than those Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of certain long-term debt or to the purchase of other operating property, and other than those Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under the principle described in the first item above, does not exceed the greater of 10% of our Consolidated Net Tangible Assets or 15% of Consolidated Capitalization. (Section 3.03)

      Restrictions on Sale and Lease-back Transactions. We will not and will not permit any of our subsidiaries to, engage in Sale and Lease-back Transactions relating to any Operating Property, except for temporary leases for a term, including renewals, of not more than 48 months and except for leases between us and one of our subsidiaries or between our subsidiaries. However, we or our subsidiaries can engage in that type of transaction if the net proceeds of the Sale and Lease-back Transaction are at least equal to the sum of all costs incurred by us in connection with the acquisition of, and construction of any improvement on, the Operating Property to be leased and either:

    . we or our subsidiary would be entitled to incur debt secured by a mortgage on the property to be leased without securing the debt securities pursuant to the first exception to the prohibition on liens stated under "Restrictions on Liens" above; or

    . the Value thereof would be an amount permitted under the last sentence under "Restrictions on Liens" above; or

    . we apply an amount equal to the sum of all costs incurred by us in connection with the acquisition of, and the construction of any improvements on, that property (1) to the payment or other retirement of certain of our or one of our subsidiary's long-term debt or (2) to the purchase of Operating Property, other than that involved in that Sale and Lease-back Transaction. (Section 3.04)

      Mergers, Consolidations and Sale of Our Assets. We may merge with or consolidate into another corporation or sell or convey all or substantially all of our property to another corporation that is authorized to purchase and operate our property, as long as:

    . immediately after the merger, consolidation, sale or conveyance, the surviving or acquiring corporation is not in default under the indenture;

    . the surviving or acquiring corporation is a U.S. corporation; and

    . the surviving or acquiring corporation assumes, by a supplemental indenture satisfactory to the trustee, the obligation to pay the principal of and interest and any premium on all of the debt securities and to perform our covenants under the indenture. (Section 10.01)

      In the case of a merger or consolidation or a sale or conveyance of all or substantially all of our assets and the assumption of our liabilities under the indenture by a successor corporation, the successor corporation will assume our place in the indenture as if it had originally been a party to the indenture. The successor corporation may then issue debt securities under the indenture. (Section 10.02)

      Definitions. The indenture contains the following defined terms that are used in the covenants. (Section 1.01)

      "Consolidated Capitalization" means the total of all the assets appearing on our and our subsidiaries' consolidated balance sheets less current liabilities and deferred income taxes.

      "Consolidated Net Tangible Assets" means the total of all the assets appearing on our and our subsidiaries' consolidated balance sheets less:

    . current liabilities;

    . reserves for depreciation and other asset valuation reserves;

    . intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense; and

    . appropriate adjustments on account of minority interests of other persons holding stock in any of our majority-owned subsidiaries.

      "Operating Property" means any manufacturing or processing plant, office facility, retail store, wholesale club, Supercenter, hypermart, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by us or any of our subsidiaries and having a book value on the date as of which the determination is being made of more than 0.60% of Consolidated Net Tangible Assets; provided, however, that separate items of equipment with an aggregate book value in excess of $200,000,000 that are secured pursuant to the same financing transaction will constitute one "Operating Property."

      "Sale and Lease-back Transaction" means any arrangement with any person providing for the leasing to us or any of our subsidiaries of any Operating Property, except for temporary leases for a term, including any renewal thereof, of not more than 48 months and except for leases between us and one of our subsidiaries or between our subsidiaries, which Operating Property has been or is to be sold or transferred by us or one of our subsidiaries to that person.

      "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of:

    . the net proceeds from the sale or transfer of the property leased pursuant to that Sale and Lease-back Transaction; or

    . the sum of all of our costs incurred in connection with the acquisition of that property and the construction of any improvements thereon, as determined in good faith by us at the time of entering into that Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of that term, without regard to any renewal or extension options contained in the lease.

Events of Default, Notice and Waiver

      An event of default with respect to any series of debt securities is:

    . a default in payment of principal or premium, if any, at maturity;

    . a default for 30 days in payment of any interest;

    . our failure for 60 days after notice to perform any other of the covenants or agreements in the indenture;

    . our default in the payment of any of our debt or acceleration of any of that debt under the terms of the instrument under which that debt is issued, if that default in payment is not cured or that acceleration is not annulled within 10 days after written notice;

    . certain events in the case of our bankruptcy, insolvency or reorganization; or

    . any other event of default provided with respect to any series of debt securities. (Section 5.01)

      If an event of default occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of 25% in principal amount then outstanding of the debt securities of that series may declare the principal of all the debt securities to be due and payable immediately, but upon certain conditions that declaration may be annulled. The holders of a majority in principal amount then outstanding of the debt securities of a series may waive defaults, except an uncured default in the payment of principal of or interest or any premium on the debt securities. (Sections 5.01 and 5.06)

      We are required to file annually with the trustee a certificate either stating the absence of any default or specifying any default that exists. (Section 3.09) The trustee is required, within 90 days after the occurrence of a default with respect to the debt securities of any series, to give to the holders of the debt securities notice of all uncured defaults known to it. However, except in the case of default in the payment of principal and premium, if any, or interest on any of the debt securities of that series, the trustee will be protected in withholding that notice if the trustee in good faith determines that the withholding of that notice is in the interest of the holders of the debt securities of that series. The term "default," for the purpose of this provision only, means the occurrence of any of the events of default specified above excluding any grace periods. (Section 5.07)

      The trustee is entitled, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series before proceeding to exercise any right or power under the indenture at the request of those holders. The indenture provides that the holders of a majority in principal amount of each series of outstanding debt securities may direct, with regard to that series, the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that the trustee may decline to act if that direction is contrary to law or if the trustee determines in good faith that the proceeding so directed would be illegal or would involve it in personal liability. (Section 5.06)

Modification of the Indenture

      The trustee and we, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the debt securities at the time outstanding affected thereby, may execute supplemental indentures amending, changing or eliminating the provisions of the indenture or of any supplemental indenture or modifying in any manner the rights of the holders of those debt securities. However, no supplemental indenture of that kind may:

    . extend the fixed maturity of any debt securities or the time of payment of interest, reduce the interest rate, the principal amount or any premium to be paid upon redemption or the amount of principal of an original issue discount security that would be payable upon acceleration of maturity, or impair or affect the right of any debt security holder to institute suit for payment or the right of repayment, if any, at the option of the holder of debt securities, without the consent of the holder of each debt securities so affected; or

    . reduce the above percentage of debt securities, the holders of which are required to consent to any supplemental indenture of that kind, without the consent of the holders of all the affected debt securities then outstanding.

(Section 9.02) In some circumstances, the holders of a majority in aggregate principal amount of each series of debt securities may waive all defaults and rescind and annul a declaration that the series of debt securities has become due and payable and the consequences of a declaration of that kind. (Section 5.01)

      The trustee and we, without the consent of the holders of the debt securities, may execute an indenture or supplemental indentures to:

    . evidence the succession of another corporation to us and our successor's assumption to our agreements and obligations with respect to the debt securities and the indenture;

    . add to our covenants further restrictions or conditions that our board of directors and the trustee consider to be for the protection of holders of all or any series of the debt securities and to make the occurrence of a default in any of those additional covenants, restrictions or conditions a default or an event of default permitting enforcement of all or any of the several remedies provided in the indenture with some permissible limitations;

    . cure ambiguities or correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with another provision;

    . provide for the issuance of debt securities whether or not then outstanding under the indenture in coupon form and to provide for exchangeability of the coupon form securities with debt securities issued under the indenture in fully registered form;

    . establish the form or terms and to provide for the issuance of any series of debt securities under the indenture; and

    . evidence and provide for the acceptance of appointment of a successor trustee and to change the indenture as necessary to have more than one trustee under the indenture. (Section 9.01)

Defeasance of Offered Debt Securities in Certain Circumstances

      The indenture provides that our board of directors may provide by resolution that we will be discharged from any and all obligations in respect of the debt securities of any series upon the deposit with the trustee, in trust, of money and/or obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States of America, which through the payment of interest and principal those debt securities in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of and interest on the debt securities of that series on the stated maturity of that payments in accordance with the terms of the indenture and those debt securities. A discharge may only occur if we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that the discharge will not be deemed, or result in, a taxable event with respect to holders of the debt securities of that series. (Section 11.05)

Global Securities

      Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. The global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specified terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

Concerning the Trustee

      The First National Bank of Chicago, a national banking association with its principal offices in Chicago, Illinois, is the trustee under the indenture and will also serve as paying agent and registrar.

      The First National Bank of Chicago also serves as trustee under an indenture dated as of December 1, 1986 covering secured bonds issued in the aggregate principal amount of $137,082,000 by the owner-trustees of approximately 24 SAM'S Clubs store properties which are leased to us. We have issued notes in the aggregate principal amount of $1.00 billion under this indenture as originally executed and, as of the date of this prospectus, $7.05 billion under the indenture as supplemented. First Chicago Leasing Corporation, an affiliate of The First National Bank of Chicago, established a business trust which purchased 15 Wal-Mart discount department stores for $53,661,785 and leased the stores back to us for an initial term of 20 years in a transaction which was consummated on December 22, 1992. On November 10, 1994, a second business trust of which First Chicago Leasing Corporation is a beneficiary purchased an additional 23 Wal-Mart discount department stores for $128,842,5000 and leased the stores back to us for an initial term of 20 years. We expect that we will also maintain banking relationships in the ordinary course of business with The First National Bank of Chicago.

                U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

      A prospectus supplement may describe the principal U.S. federal income tax consequences of acquiring, owning and disposing of debt securities of some series in the following circumstances:

    . payment of the principal, interest and any premium in a currency other than the U.S. dollar;

    . the issuance of any debt securities with "original issue discount," as defined for U.S. federal income tax purposes; and

    . the inclusion of any special terms in debt securities that may have a material effect for U.S. federal income tax purposes.

                             PLAN OF DISTRIBUTION

General

      We may sell the debt securities being offered hereby:

    . directly to purchasers;

    . through agents;

    . through dealers;

    . through underwriters; or

    . through a combination of any of those methods of sale.

      We may effect the distribution of the debt securities from time to time in one or more transactions either:

    . at a fixed price or prices which may be changed;

    . at market prices prevailing at the time of sale; or

    . at prices related to the prevailing market prices; or

    . at negotiated prices.

      We may directly solicit offers to purchase the debt securities. Offers to purchase debt securities may also be solicited by agents designated by us from time to time. Any of those agents, who may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth in the prospectus supplement.

      If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell those debt securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, may then resell those debt securities to the public at varying prices to be determined by that dealer at the time of resale.

      If we use an underwriter or underwriters in the sales, we will execute an underwriting agreement with those underwriters at the time of sale of the debt securities and the name of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities in respect of which this prospectus is delivered to the public. The compensation of any underwriters will also be set forth in the prospectus supplement.

      Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to our contributing to payments those underwriters, dealers, agents and other persons are required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

      The validity of the debt securities offered by this prospectus and any prospectus supplement will be passed upon for us by Hughes & Luce, L.L.P., our counsel.

                                    EXPERTS

      The consolidated financial statements of Wal-Mart Stores, Inc. and subsidiaries incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

              PRINCIPAL EXECUTIVE OFFICES OF WAL-MART STORES, INC.

                             Wal-Mart Stores, Inc.
                              702 S.W. 8th Street
                          Bentonville, Arkansas 72716
                                     U.S.A.

                     TRUSTEE, REGISTRAR, U.S. PAYING AGENT
                            AND U.S. TRANSFER AGENT

                           Bank One Trust Company, NA
                             One North State Street
                                   9th Floor
                            Chicago, Illinois 60670
                                     U.S.A.

                                                LUXEMBOURG LISTING AGENT,
         LONDON PAYING AGENT                        PAYING AGENT AND
         AND TRANSFER AGENT                          TRANSFER AGENT


     Bank One, NA, London Branch            Kredietbank S.A. Luxembourgeoise
        27 Leadenhall Street                      43, Boulevard Royale
           London EC2A 1AA                          L-2955 Luxembourg
               England

                                 LEGAL ADVISERS

     To Wal-Mart as to U.S. Law            To the Underwriters as to U.S. Law
        Hughes & Luce, L.L.P.                  Simpson Thacher & Bartlett
          1717 Main Street                        425 Lexington Avenue
         Dallas, Texas 75201                    New York, New York 10017
               U.S.A.                                    U.S.A.

    To Wal-Mart as to English Law           To the Underwriters as to English
          Simmons & Simmons                                Law
          21 Wilson Street                        Linklaters & Alliance
           London EC2M 2TX                             Linklaters
               England                               One Silk Street
                                                     London EC2Y 8HQ
                                                         England

                              INDEPENDENT AUDITORS

                               Ernst & Young LLP
                            3900 One Williams Center
                             Tulsa, Oklahoma 74172
                                     U.S.A.

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      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its dates.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Available Information......................................................  S-2
Wal-Mart Stores, Inc.......................................................  S-3
Recent Developments........................................................  S-3
Use of Proceeds of the Notes...............................................  S-3
Capitalization.............................................................  S-4
Selected Financial Data....................................................  S-5
Exchange Rate Information..................................................  S-6
Directors and Executive Officers...........................................  S-7
Description of the Notes...................................................  S-8
Book-Entry Issuance........................................................ S-12
Tax Consequences to Holders................................................ S-16
Underwriting............................................................... S-23
Validity of the Notes...................................................... S-24
Listing and General Information............................................ S-24

                                  Prospectus

Where You Can Find More Information........................................    2
Special Note Regarding Forward-Looking Statements..........................    3
Wal-Mart Stores, Inc.......................................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    5
Description of the Debt Securities.........................................    5
U.S. Federal Income Tax Consequences to Holders............................   11
Plan of Distribution.......................................................   11
Legal Matters..............................................................   12
Experts....................................................................   12

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                              (Pounds)500,000,000

                             Wal-Mart Stores, Inc.

                             5.75% Notes Due 2030


                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------


                          Goldman Sachs International
                                 Deutsche Bank
                             Goldman, Sachs & Co.
                           Deutsche Banc Alex. Brown


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